Exhibit 10.22
Confidential
Certain personally identifiable information contained in this document has been redacted pursuant to Item 601(a)(6) of Regulation S-K. Redacted information is indicated with the notation “[***]”.
Summary of Separation Terms
January 7, 2025
Below are the key terms of Einar Roosileht’s (“Roosileht”) separation from Rush Street Interactive, Inc. (together with its direct and indirect subsidiaries, “RSI”). This summary of separation terms shall be binding between the parties with respect to the subject matter hereof, upon approval of RSI’s Compensation Committee of its Board of Directors. The parties hereto acknowledge and agree that this summary shall be further memorialized in a definitive separation agreement to be duly executed by each of the parties thereto. This summary of separation terms shall be interpreted and construed in accordance with the laws of the State of Delaware (without regards to any conflicts of laws) and the federal and state courts located within the State of Delaware shall have exclusive jurisdiction with respect to any disputes with respect to the matters set forth herein.

Termination Date
Roosileht will perform services for RSI through the earlier (such date, the “Termination Date”) of (i) 12/31/2025 and (ii) the date that the new Chief Product Officer’s transition is completed, as determined by RSI in its sole discretion.

Base – paid through 12/31/25 regardless. Bonus pro rata through date actually worked, which will be determined by RSI and intended to align with when replacement is found and transition is completed.

Base Compensation/Cash Severance	Payment of Roosileht’s current base annual salary of $445,000 continues until 12/31/2025, subject to Roosileht’s continued performance until the termination date in accordance with the Performance Criteria (as defined below).
Bonus	Pro-rated bonus of 80% of current base annual salary through the Termination Date based on Roosileht’s performance of the Performance Criteria.
Outstanding Equity
As reflected in the attached Annex I:
RSUs: continue to vest through 12/31/2025, remainder is forfeited.
Stock Options: unvested Stock Options as of 12/31/2025are forfeited. Roosileht will have 3 months from the date vested options are distributed to him to exercise his vested stock options.
PSUs: shall be forfeited pursuant to the terms of the existing PSU Award Agreements other than Roosileht shall be entitled in full to the PSUs for the performance period ending 12/31/25 provided he actively cooperates in providing services to RSI during 2025 as agreed.

Confidential

Lockup	For the 12-month period commencing on the Termination Date, Roosileht may not sell more than 20% of his then current holdings in any given quarter.
Customary Terms Upon Separation
Roosileht must perform the below through the Termination Date (collectively, the “Performance Criteria”) based upon CEO discretion:
1.Maintain status quo on his team (keep team members in place, barring any glaring concerns, with any changes to the term requiring prior approval from Richard & POPs);
2.Continue to develop and lead his team, including his newer team members ([***]and [***]);
3.Continue reasonable levels of progress on strategic initiatives;
4.Create positive goodwill between his team and the broader organization; and
5.Communicate positively about his transition, and support the new Chief Product Officer.

Roosileht’s definitive separation agreement will include customary terms for a separation of an executive, including:
•12 month non-compete
•24 month non-solicit
•Non-disparagement
•Confidentiality obligations
•Express confirmation that RSI is the sole owner of all IP and work product created by Roosileht or any entities in which he has an interest (and include relevant assignment provisions as appropriate)
•Broad release of claims against RSI, its Affiliates, directors, officers and other personnel
•Obligation for Roosileht to reasonably cooperate with RSI during the period after the Termination Date through 12/31/2025

Rush Street Interactive, Inc.	Einar Roosileht
By: /s/ Richard Schwartz Name: Richard Schwartz Title: Chief Executive Officer	By:/s/ Einar Roosileht

Confidential
Annex I
(Agreed Outstanding Equity Treatment Table)
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